Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Thermon Group Holdings, Inc. on Form S-4 and in the joint proxy statement/prospectus of Thermon Group Holdings, Inc. and CECO Environmental Corp., which is part of the Registration Statement (the “Registration Statement”), of our written opinion dated February 23, 2026, appearing as Annex F to the joint proxy statement/prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary— Opinion of Thermon’s Financial Advisor,” “The Merger— Summary of Financial Analyses of Morgan Stanley,” “The Merger— Analyses Related to Thermon,” “The Merger— Analyses Related to CECO,” “The Merger— Analyses Related to Exchange Ratio” and “The Merger— General.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Morgan Stanley & Co. LLC

MORGAN STANLEY & CO. LLC